Exhibit 1.1

Unofficial Translation of the Amended and Restated Articles of Association of Magyar Telekom Telecommunications Public Limited Company

Contents

1. The Company Data	4
1.1. The Registered Name of the Company	4
1.2. The Company’s name in English	4
1.3. The Registered Office of the Company	4
1.4. Sites and Branch Offices of the Company	4
1.5. The Duration of the Company	4
1.6. The Scope of Activities of the Company	4
1.7. The Company’s Registered Share Capital	7
1.8 Legal Succession	7

2. The Shares of the Company	7
2.1. Share Capital	7
2.2. Series “A” Shares	7
2.3. The Nominal Value of Shares and the Certificate issued on the Dematerialized Share	7
2.4. Transfer of Shares	7
2.5. Shareholders’ Register	8
2.6. Interim Share Certificates	8

3. Payment for shares	9
3.1. Effecting Payment for Shares	9
3.2. Recognition of Payment	9
3.3. Contributions in Kind	9
3.4. Recognition of Contributions in Kind	9
3.5. Delay in Payment for Shares and Contributions in Kind	9
3.6. Full Payment for Shares	9
3.7. Termination of Shareholders’ rights	9

4. Rights of Shareholders and the Means of Exercising Shareholders’ Rights	10
4.1. Dividends	10
4.2. Distribution of Assets in Case of the Termination of the Company	10
4.3. Voting Rights	10
4.4. Limitation of the Rights of Shareholders	10
4.5. Payment of Dividends	10
4.6. Right to Convene the General Meeting	11
4.7. Conditions for a General Meeting resolution resulting in the delisting of shares from the stock exchange	11

5. Rights to Information and Closing of the Shareholders’ Register	11
5.1. Mandatory Dissemination of Information	11
5.2. Shareholders’ Rights to Information	11
5.3. Closing of the Shareholders’ Register	11

6. The General Meeting of the Company	11
6.1. Supremacy of the General Meeting	11
6.2. Matters within the Exclusive Scope of Authority of the General Meeting	11
6.3. Passing Resolutions	12
6.4. Right to Convene General Meetings	12
6.5. Notification of the Supervisory Board on the convocation of the General Meeting	13
6.6. Occurrence and Agenda of a General Meeting	13
6.7. Convocation of the General Meeting	13
6.8. Notice of General Meetings	13
6.9. Supplements to the agenda of a General Meeting	13
6.10. Attendance List	14
6.11. Quorum	14
6.12. Opening of the General Meeting	14
6.13. The Chairman of the General Meeting	14
6.14. Election of the Officials of the General Meeting	14
6.15. Order and Discussion of Items on the Agenda	14
6.16. Suspended General Meeting	15
6.17. Voting Procedures	15
6.18. Passing Resolutions	15
6.19. Minutes of the General Meeting	15
6.20. Attendance by Officials of the Company	15

7. Board of Directors	16

7.1. Status of the Board of Directors	16
7.2. Members of the Board of Directors	16
7.3. Interim Election	16
7.4. Rules of Procedure and Chairman of the Board of Directors	16
7.5. Quorum, Passing Resolutions	17
7.6. Minutes	17
7.7. Resignation, Death	17
7.8. Liability of Directors	17

8. The Supervisory Board	18
8.1. Status of the Supervisory Board	18
8.2. Members of the Supervisory Board	18
8.3. Duties	18
8.4. Rules of Procedure	18
8.5. Convocation of the General Meeting by the Supervisory Board	19
8.6. Liabilities of Members of the Supervisory Board	19
8.7 Audit Committee	19

9. The Auditor	21
9.1. Election	21
9.2. Duties of the Auditor:	21
9.3. The rights and the responsibilities of the Auditor	21
9.4. Auditor’s Conflict of Interest	22

10. Signature on Behalf of the Company	22

11. Increase in the Registered Capital of the Company	22
11.1. Cases	22
11.2. Subscription preference right	22
11.3. Prohibited Subscription	23
11.4. Private Placement	23
11.5. Conversion of Capital Reserves into Registered Capital	23
11.6. Conditional capital stock increase by means of converting the convertible bonds to stocks	23

12. Decrease of the Registered Capital of the Company	24

13. Conflict of Interest	24

14. Indemnification of Members of the Board of Directors and the Supervisory Board	24
14.1. Indemnification	24
14.2. Advancing Expenses	24
14.3. Insurance	25

15. Other Provisions	25
15.1. Financial Year	25
15.2. Notices	25
15.3. Interest	25
15.4. Modification of Law	25
15.5. Miscellaneous	25

1. The Company Data

1.1. The Registered Name of the Company

The registered name of the Company is Magyar Telekom Távközlési Nyilvánosan Müködö Részvénytársaság

The Company’s abbreviated name is Magyar Telekom Nyrt.

1.2. The Company’s name in English

The Company’s name in English is Magyar Telekom Telecommunications Public Limited Company

The Company’s abbreviated name: Magyar Telekom Plc.

1.3. The Registered Office of the Company

1013 Budapest, Krisztina krt. 55.

1.4. Sites and Branch Offices of the Company

(a) Sites of the Company:

1117 Budapest, Gábor Dénes u. 2.

1107 Budapest, Bihari u.6.

1117 Budapest, Magyar tudósok krt.9.

1073 Budapest, Dob u. 76-78.

1051 Budapest, Petöfi Sándor u. 17-19.

1117 Budapest, Kaposvár u. 5-7

1117 Budapest, Budafoki u. 103-107

1107 Budapest, Száva u. 3-5.

1148 Budapest, Örs vezér tere 48.

(b) Branch Offices of the Company:

4026 Debrecen, Bethlen u. 1.

3525 Miskolc Régiposta u. 9.

9400 Sopron, Széchenyi tér 7-10.

7601 Pécs, Rákóczi út 19.

8174 Balatonkenese, Parti sétány 51.

6722 Szeged, Tisza Lajos krt. 41.

5600 Békéscsaba, Andrássy u. 44.

6723 Szeged, Etelka sor 1.

1.5. The Duration of the Company

The Company is established for an indefinite period of time.

1.6. The Scope of Activities of the Company

1.6.1. Main activity:

61.10 ‘08	Wired telecommunications activities

1.6.2. Other activities:

18.13 ‘08	Pre-press and pre-media services
18.14 ‘08	Binding and related services
18.20 ‘08	Reproduction of recorded media
26.30 ‘08	Manufacture of communication equipment

33.20 ‘08	Installation of industrial machinery and equipment
35.11 ‘08	Production of electricity
35.14. ‘08	Trade of electricity
35.23 ‘08	Trade of gas through mains
35.30 ‘08	Steam and air conditioning supply
41.10 ‘08	Development of building projects
41.20 ‘08	Construction of residential and non-residential buildings
42.21 ‘08	Construction of utility projects for fluids
42.22 ‘08	Construction of utility projects for electricity and telecommunications
42.99 ‘08	Construction of other civil engineering projects n.e.c.
43.11 ‘08	Demolition
43.12 ‘08	Site preparation
43.21 ‘08	Electrical installation
43.22 ‘08	Plumbing, heat and air-conditioning installation
43.29 ‘08	Other construction installation
43.99 ‘08	Other specialised construction activities n.e.c.
45.11 ‘08	Sale of cars and light motor vehicles
45.19 ‘08	Sale of other motor vehicles
46.14 ‘08	Agents involved in the sale of machinery, industrial equipment, ships and aircraft
46.43 ‘08	Wholesale of electrical household appliances
46.49 ‘08	Wholesale of other household goods
46.52 ‘08	Wholesale of electronic and telecommunications equipment and parts
46.69 ‘08	Wholesale of other machinery and equipment
46.90 ‘08	Non-specialised wholesale trade
47.19 ‘08	Other retail sale in non-specialised stores
47.41 ‘08	Retail sale of computers, peripheral units and software in specialised stores
47.42 ‘08	Retail sale of telecommunications equipment in specialised stores
47.43 ‘08	Retail sale of audio and video equipment in specialised stores
47.54 ‘08	Retail sale of electrical household appliances in specialised stores
47.59 ‘08	Retail sale of furniture, lighting equipment and other household articles in specialised stores
47.61 ‘08	Retail sale of books in specialised stores
47.62 ‘08	Retail sale of newspapers and stationery in specialised stores
47.63 ‘08	Retail sale of music and video recordings in specialised stores
47.65 ‘08	Retail sale of games and toys in specialised stores
47.78 ‘08	Other retail sale of new goods in specialised stores
47.91 ‘08	Retail sale via mail order houses or via Internet
47.99 ‘08	Other retail sale not in stores, stalls or markets
52.10 ‘08	Warehousing and storage
55.10 ‘08	Hotels and similar accommodation
55.20 ‘08	Holiday and other short-stay accommodation
55.90 ‘08	Other accommodation
56.10 ‘08	Restaurants and mobile food service activities
56.21 ‘08	Event catering activities
56.29 ‘08	Other food service activities
58.11 ‘08	Book publishing
58.12 ‘08	Publishing of directories and mailing lists
58.13 ‘08	Publishing of newspapers
58.14 ‘08	Publishing of journals and periodicals
58.19 ‘08	Other publishing activities
58.21 ‘08	Publishing of computer games
58.29 ‘08	Other software publishing
59.20 ‘08	Sound recording and music publishing activities
60.10 ‘08	Radio broadcasting
60.20 ‘08	Television programming and broadcasting activities
61.20 ‘08	Wireless telecommunications activities

61.30 ‘08	Satellite telecommunications activities
61.90 ‘08	Other telecommunications activities
62.01 ‘08	Computer programming activities
62.02 ‘08	Computer consultancy activities
62.03 ‘08	Computer facilities management activities
62.09 ‘08	Other information technology and computer service activities
63.11 ‘08	Data processing, hosting and related activities
63.12 ‘08	Web portals
63.99 ‘08	Other information service activities n.e.c.
64.20 ‘08	Activities of holding companies
68.20 ‘08	Renting and operating of own or leased real estate
68.31 ‘08	Real estate agencies
68.32 ‘08	Management of real estate on a fee or contract basis
69.20 ‘08	Accounting, bookkeeping and auditing activities; tax consultancy
70.21 ‘08	Public relations and communication activities
70.22 ‘08	Business and other management consultancy activities
71.11 ‘08	Architectural activities
71.12 ‘08	Engineering activities and related technical consultancy
71.20 ‘08	Technical testing and analysis
72.19 ‘08	Other research and experimental development on natural sciences and engineering
72.20 ‘08	Research and experimental development on social sciences and humanities
73.11 ‘08	Advertising agencies
73.12 ‘08	Media representation
74.30 ‘08	Translation and interpretation activities
74.90 ‘08	Other professional, scientific and technical activities n.e.c.
77.11 ‘08	Renting and leasing of cars and light motor vehicles
77.12 ‘08	Renting and leasing of trucks
77.21 ‘08	Renting and leasing of recreational and sports goods
77.22 ‘08	Renting of video tapes and disks
77.29 ‘08	Renting and leasing of other personal and household goods
77.33 ‘08	Renting and leasing of office machinery and equipment (including computers)
77.39 ‘08	Renting and leasing of other machinery, equipment and tangible goods n.e.c.
79.11 ‘08	Travel agency activities
79.12 ‘08	Tour operator activities
79.90 ‘08	Other reservation service and related activities
80.10 ‘08	Private security activities
80.20 ‘08	Security systems service activities
81.10 ‘08	Combined facilities support activities
82.11 ‘08	Combined office administrative service activities
82.19 ‘08	Photocopying, document preparation and other specialised office support activities
82.20 ‘08	Activities of call centres
82.30 ‘08	Organisation of conventions and trade shows
82.91 ‘08	Activities of collection agencies and credit bureaus
82.99 ‘08	Other business support service activities n.e.c.
85.32 ‘08	Technical and vocational secondary education
85.51 ‘08	Sports and recreation education
85.59 ‘08	Other education n.e.c.
85.60 ‘08	Educational support activities
95.11 ‘08	Repair of computers and peripheral equipment
95.12 ‘08	Repair of communication equipment

1.7. The Company’s Registered Share Capital

The share capital of the Company is HUF 104,274,254,300 (that is one hundred and four billion two hundred and seventy-four million two hundred and fifty-four thousand three hundred forint), comprised of HUF 46,008,065,300 (that is forty-six billion eight million and sixty-five thousand three hundred forints) cash contribution and HUF 58,266,189,000 (that is fifty eight billion two hundred and sixty six million one hundred and eighty nine thousand forint) in-kind contribution.

1.8 Legal Succession

1.8.1. Magyar Telekom Telecommunications Public Limited Company is the general legal successor of T-Mobile Hungary Telecommunications Company Limited by Shares (1117 Budapest, Kaposvár u. 5-7.; Corporate Registry No.: 01-10-042361) that was merged into the Company on February 28, 2006.

1.8.2. Magyar Telekom Telecommunications Public Limited Company is the general legal successor in respect of the demerged corporate assets of T-Online Hungary Internet Service Provider Private Company Limited (registered seat: 1117 Budapest, Neumann J. u 1/b.; Corporate Registry No.: 01-10-044389) that was merged into the Company on September 30, 2007.

1.8.3. Magyar Telekom Telecommunications Public Limited Company is the general legal successor of EMITEL Telecommunications Company Limited (registered seat: 6722 Szeged, Tisza Lajos krt. 41., Corporate Registry No.: 06-10-000154) that was merged into the Company on September 30, 2007.

1.8.4. Magyar Telekom Telecommunications Public Limited Company is the general legal successor of T-Kábel Magyarország Kábeltelevíziós Szolgáltató Korlátolt Felelösségü Társaság (registered seat: 1089 Budapest, Baross u. 133., Corporate Registry No.: 01-09-674638) that was merged into the Company on September 30, 2009.

1.8.5. Magyar Telekom Telecommunications Public Limited Company is the general legal successor of Dél-Vonal Informatikai Fejlesztö és Szolgáltató Korlátolt Felelösségü Társaság (registered seat: 1089 Budapest, Baross u. 133., Corporate Registry No.: 01-09-908030) that was merged into the Company on September 30, 2009.

2. The Shares of the Company

2.1. The Shares

The share capital of the Company in comprised of 1,042,742,543 series “A” ordinary shares, each with the face value of HUF 100.

The shares of the Company are dematerialized shares.

Dematerialized shares are registered shares that have no serial number and the name of the owner as well as other identification data are contained in the securities account.

2.2. Series “A” Ordinary Shares

The holder of each Series “A” ordinary share shall be entitled to one vote at the General Meeting of the Company and to all such rights attributed to such shareholder by Act IV of 2006  on Business Associations (hereinafter: the “Companies Act”) or these Articles.

2.3. The Nominal Value of Shares and the Certificate issued on the Dematerialized Share

Shares belonging to the same share type shall have the same nominal value.

The security account of the owner of dematerialized shares must include the data specified by the relevant laws:

A certificate — which does not qualify as a security - shall be issued on each type of dematerialized share and deposited in the central treasury, bearing the signatures of two members of the Board of Directors.

2.4. Transfer of Shares

(a) The acquisition and transfer of the dematerialized share shall only be effected through crediting or debiting the securities account. The owner of the security — unless the contrary is proved — shall be the person on whose account the security is registered. The transfer of registered or Interim Share Certificates shall be effective with respect to the Company when the name of the new owner of the shares has been entered in the Shareholders’ Register.

(b) If any request regarding the registration at the registrar is justified by  the appropriate documents, and the Company shall, within a period of fifteen (15) days, examine such documents and decide whether the new owner acquired the shares in accordance with the provisions of these Articles. If the Company establishes that the transfer occurred in violation of the Articles, it shall not register such transfer of shares. The Company shall promptly notify the new owner of its reasoned decision and the new owner shall have the right to request, within thirty (30) days of the rendering of such decision, the competent court to review the decision.

(c) Those shareholders who wish so, shall not be registered in the Shareholders’ Register in addition to those who obtained the shares in violation of laws or this Articles regarding the transfer of shares.

(d) The registrar, except in case set forth in Section 2.4. (b) and (c), shall not refuse prompt registry and shall promptly delete such shareholder who wishes so.

(e) If the ownership of the shareholder ceased to exist with the transfer of shares the custodian shall notify the registrar on this fact within two working days upon such event. The registrar, based on the notification, shall promptly incorporate such changes in the Shareholders’ Register.

(f) The shareholder may review the Shareholders’ Register and may request a copy on parts relevant to him from the Board of Directors or from the representative thereof. Such requests shall be met within five days by the registrar. Third parties may review the Shareholders’ Register as well.

2.5. Shareholders’ Register

2.5.1. The Board of Directors of the Company through the registrar assigned by the Board according to Section 202.§ (2) of the Act, maintains a Shareholders’ Register of the holders of registered shares (including holders of Interim Share Certificates or Preliminary Share Certificates) and shareholders’ proxies by the class of shares, in which the name - in case of a joint representative the relevant data of the joint representative respectively - and address (seat) of each shareholder (shareholder’s proxy) as well as the shareholding of each shareholder by the share series is recorded. The Company maintains a computerized Shareholders’ Register.

2.5.2. The registrar, assigned by the Board of Directors of the Company according to Section 202.§ (2) of the Companies Act, fulfils the written requests of the not-yet-registered acquirer or his representative on registering the transfer of shares in the Shareholders’ Register - if it was not requested by the custodian — if the acquirer of the shares or his representative produces the securities account statement under his name that certifies the ownership of the share towards third parties at the time of its issuance and complies with the provisions of Section 2.4 of these Articles.

2.5.3. The condition of participating at the General Meeting is that the shareholder or the nominee (except proxy holders acting on the basis of the authorization of the shareholder issued in the form of a public instrument or a private document of full probative force) is registered as such in the Shareholders’ Register at least six (6) working days prior to the date of the General Meeting. The registry of shareholders in the Shareholders’ Registry may be at the record date of identification of beneficial owner prior to the GM or at the shareholder’s individual request. Those shareholders can exercise their voting rights at the GM who are entered into the Shareholders’ Registry. No entry in the Shareholders’ Register shall be made in the period of six (6) business days prior to the General Meeting.

2.5.4. The registrar, assigned by the Board of the Company may refuse the request for registration into the Shareholders’ Register by a person acquiring shares who omits to provide the supporting evidence that such a person is obliged to submit to the Company in accordance with Section 2.4 of these Articles. The registration into the Shareholders’ Register based on untrue, false or misleading statements may be deleted by a reasoned resolution of the Board of Directors.

2.6. Interim Share Certificates

Upon registration of an increase in the capital of the Company by the Court of Registration, the Company may issue Interim Share Certificates (“ideiglenes részvény”) if the amount of the contribution either undertaken to be acquired or registered by the shareholder until the shares are fully paid. The Interim Shares are securities, subject to the same rules that are applicable to shares. The transfer of Interim Shares are effected when the shareholder is registered in the Shareholders’ Register. Subsequent to the full payment of the share value and the production of new shares, the Board of Directors invalidates the Interim Shares in accordance with the provisions of the Companies Act.

3. Payment for shares

3.1. Effecting Payment for Shares

Unless otherwise provided by the resolution of the General Meeting regarding an increase in the Company’s capital,

a) in the case of increase of share capital by way of closed issue the subscribers for shares shall be obliged to pay at least 25% of the subscription price

b) in the case of increase of share capital by way of the public issue of new shares if the issue price of shares exceeds their face value the subscribers must fully pay the difference to the Company at subscription and provide written proof thereof, within a period of 15 days after the subscription for shares.

3.2. Recognition of Payment

Unless otherwise provided by the resolution of the General Meeting, cash payment for shares subscribed for shall be recognized when the total amount of the issue price has been credited to the Company’s account with a bank that is registered in Hungary.

3.3. Contributions in Kind

Subscribers shall be obliged to transfer any asset comprising contribution in-kind to the Company or place such assets at the Company’s disposal before the request for the registration of the Company is filed with the Court of Registration.

3.4. Recognition of Contributions in Kind

The Board of Directors shall issue a receipt in respect of any contributions in kind.

3.5. Delay in Payment for Shares and Contributions in Kind

Should a shareholder fail to make the contribution due to be paid to the Company as stipulated by Section 3.6, the Board of Directors shall set a 30-day deadline and call on the shareholder for compliance.”

3.6. Full Payment for Shares

Subject to the provisions of Section 3.1., each shareholder shall be obliged to pay up the full amount of the issue price of the shares subscribed by it to the Company as per Section 3.2 and 3.2. within one year from the registration date of the capital increase by the Court of Registration, unless the General Meeting provides for a shorter period at the commencement of the subscription period.

Shareholders shall be obliged to pay up the requested amount prior to the expiration of such one year period only if the Board of Directors, acting in accordance with the provisions of these Articles, or the resolution of the General Meeting increasing the capital of the Company, calls upon the shareholders to do so by means of a public announcement.  In such cases shareholders shall perform their obligations to pay up the issue price of shares within the applicable deadline set forth in such notice.  Any notice issued under this paragraph shall be published by the Company in accordance with these Articles governing the publication of notices and advertisements.  The stipulated period for payment shall commence upon the publication of the related notice.

Any notice issued under this paragraph shall contain a warning to shareholders of the consequences of delay in payment, non-payment or the failure to make a contribution in kind as set out in Section 3.7.

Subject to the provisions of Section 3.7, shareholder rights with respect to shares not fully paid for shall be exercised proportionately to the amount of payment made.

3.7. Termination of Shareholders’ rights

Should any shareholder fail to observe the deadline set under Section 3.5 herein, his membership (respectively his shareholder rights on the share(s) not paid up) shall cease on the following day and if no other person assumes the obligation of paying his financial contribution, the share capital of the company shall be lowered by the General Meeting by the amount of the financial contribution.

The conditions of assuming such obligation shall be determined at the same time when adopting a General Meeting resolution on capital increase, considering the provisions of Section 11 of the Company’s Articles of Association.

The defaulting shareholder is entitled to redemption of his paid up financial contribution either when his successor shareholder has paid his financial contribution to the company or after the decrease of the share capital.

4. Rights of Shareholders and the Means of Exercising Shareholders’ Rights

4.1. Dividends

Whenever a dividend or interim dividend is declared by the General Meeting, shareholders shall be entitled to such dividend or interim dividend in proportion to the nominal value of their shares pursuant to Section 4.5. herein.

4.2. Distribution of Assets in Case of Voluntary Dissolution of the Company

In the event of voluntary dissolution (“végelszámolás”) of the Company, the assets of the Company shall be distributed, after satisfying creditors, among all of the shareholders of the Company, such distribution to occur in accordance with the ratio of the nominal value of each shareholder’s shares to the total registered capital of the Company.

4.3. Voting Rights

Shareholders shall be entitled to voting rights attaching to their shares as described in Section 2 of these Articles.

4.4. Limitation of the Rights of Shareholders

Shareholders whose names have not been entered into the Shareholders’ Register and shareholders who acquired their shares in violation of the restrictions in these Articles pertaining to the transfer and the acquisition of shares shall not be allowed to exercise their rights attached to such shares vis-á-vis the Company.

4.5. Payment of Dividends

If the Annual General Meeting establishes that the company has made profit and determines that dividends should be paid, only those shareholders or shareholder representatives shall be entitled to such dividends who are owners with respect to the record date of identification of beneficial owner  and the statutory required data of which are available for the payment of dividends. The record date of identification of beneficial owner shall not be earlier than the fifth stock market trade day subsequent to the date of the General Meeting.

The Company pays the dividends to the shareholders from the date specified by the relevant resolution of the GM via wire transfer. The dividend payment period commences at the date specified by the resolution of the GM that decides on the approval of the report according to the Accounting Act and the use of the profit after tax, however, at least 10 working days must lapse between the first publication of the GM resolution regarding the commencement date of the dividend payment and the first day of paying the dividends.

Shareholders may claim dividends during the lapse period specified in the Civil Code (5 years). After that time their claim for dividends will lapse. Dividends not claimed by the shareholders shall be added to the capital reserve of the Company.

An interim dividend may be disbursed between the approval of two consecutive reports under the Accounting Act, if:

•      on the basis of the interim balance it can be stated that the Company possesses sufficient coverage to pay the interim dividend and such payments do not exceed the amount of profits earned after the closing of the books of the financial year to which the last annual report pertains, calculated in accordance with the Accounting Act, and the amount supplemented with the available profit reserves and the payment of such interim dividends do not result in the company’s equity capital - adjusted in accordance with the Accounting Act - to drop below its registered share capital, and

•      the shareholders undertake to return the interim dividend if later, according to the report under the Accounting Act - and pursuant to the provisions of the Companies Act-concerning the protection of the assets of the Company — the law would not allow the payment of such dividend.

No dividend shall be paid the Company for its own shares, at specifying the amount due to the shareholders entitled to dividends the Company does not take the dividend of own shares into account.

4.6. Right to Convene the General Meeting

The General Meeting shall be convened if shareholders representing at least five percent of the votes request the Board of Directors in writing to convene the General Meeting, stipulating the reason for and the object of their request.  The Court of Registration shall convene the General Meeting if the convocation of the General Meeting is requested in compliance with the above outlined procedure and the Board of Directors fails to act within a period of 30 days or fails to convene the General Meeting within the shortest notice period required by the law or these Articles after such action.

4.7. Conditions for a General Meeting resolution resulting in the delisting of shares from the stock exchange

The General Meeting may only make a resolution resulting in the delisting of shares from the stock exchange — including the decision resulting in the delisting a series of shares as a sanction - if any shareholder previously undertakes the obligation to submit a public bid for purchasing the shares in relation to delisting, according to the Regulations of the Budapest Stock Market for Listing, Continued Trading and Disclose.

5. Rights to Information and Closing of the Shareholders’ Register

5.1. Mandatory Dissemination of Information

In accordance with the rules of these Articles governing the publication of notices the draft financial statements  prepared according to the Accounting Act, the summaries of the Board and Supervisory Board reports, the aggregated number of shares and voting rights (including the separate aggregation of the different classes of shares) at the time of convocation the summary of the submissions regarding the agenda items, the resolution proposals and the extract of the company governance and management report shall be published at least twenty-one days prior to the date of the GM.

5.2. Shareholders’ Rights to Information

Each shareholder has the right to attend the General Meeting, request information and comment on issues at the General Meeting.  Holders of voting shares have the right to make proposals and to vote.

The Board of Directors shall provide the necessary information to any shareholder with respect to any matter on the agenda of the General Meeting upon the request of such shareholder submitted in writing to the Board of Directors at least 8 days prior to the General Meeting. The Board of Directors may refuse to provide such information only if that would violate a substantial business interest or business secret of the Company.

As part of the rights of Shareholders to information shareholders may not have access to the business books and other business documents of the Company.

5.3. Closing of the Shareholders’ Register

Shareholders, or shareholders’ proxies shall be entitled to exercise their voting rights at any General Meeting if they have been duly registered as owners of shares or shareholders’ representatives in the Shareholders’ Register at least 6 (six) business days prior to such General Meeting.

6. The General Meeting of the Company

6.1. Supremacy of the General Meeting

The General Meeting is the highest decision-making body of the Company.  The decisions of the General Meeting, which are referred to as resolutions, are binding upon the shareholders, the other organs and the officers of the Company.

6.2. Matters within the Exclusive Scope of Authority of the General Meeting

The following matters shall be within the exclusive scope of authority of the General Meeting:

(a) to draw up and amend these Articles, unless otherwise provided by the law;

(b) unless otherwise provided by the law, the increase or decrease of the registered capital of the Company;

(c) to amend the rights attached to individual series of shares;

(d) any merger into, consolidation with another company or de-merger of the Company, or any termination, dissolution, liquidation, or transformation of the Company into another corporate form. In the process of transformation if the Board of Directors prepares the documents necessary for the transformation, the General Meeting of the Company — according to 71 (1) Section of the Companies Act - may adopt a final decision on the transformation with holding only one meeting. In this case, draft transformation asset balance- and asset inventory pertaining to the reference date specified by the Board of Directors, within the preceding six months, and approved by the auditor, shall be presented for the meeting;

(e)to decide on the approval of a public offer on own shares;

(f) decision on issuing convertible or subscription right bonds, unless otherwise provided by the law;

(g)  to elect, remove and determine the remuneration of the members of the Supervisory Board, the Audit Committee and the Board of Directors;

(h) to elect, remove and determine the remuneration of the Auditor of the Company and to define the contents of the essential elements of the contract to be concluded with the auditor;

(i) to approve the report pursuant to the Act on Accounting, including the company governance and management report and to decide on the utilisation of after-tax earnings;

(j) to approve any change in the Company’s registered scope of activities;

(k) subject to Section 11.2, to appoint the person(s), pursuant to  Section 251 of the Companies Act, that are authorized to subscribe for shares in any private increase of the Company’s capital;

(l) to approve the registering of the Company’s shares on a stock exchange;

(m) transfer, assignment, lease or the granting of permanent right to the use of, the creation of an encumbrance or security interest in a valuable right enabling the continuation of a specific activity of the Company to another business entity - i.e. rights granted in the Contract that was concluded for the purpose of providing universal electronic telecommunications services pursuant to Articles 117-118 of Act C of 2003 on electronic communications;

(n) transfer of the total or substantial assets of the Company.  For the purposes of this Section “substantial” shall mean the transfer of assets which would render the Company incapable of performing its obligations performing its universal service providing obligations as defined in the Contract regarding the provision of Universal Telecommunications Services;

(o) to decide on measures that are capable of disturbing the relevant process in case of obtaining information on a public offer based on and in accordance with a separate Act;

(p) decision on request to delist the Company’s shares from a stock exchange (see Section 4.7.);

(q) to evaluate the work of the members of the Board of Directors in the previous business year, decision on granting relief to the members;

(r) decision on the payment of interim dividends, unless otherwise provided by the law;

(s) decision on the acquisition of the Company’s own shares;

(t) decision on the exclusion of subscription preference right,

(u) decision on any other issue that is referred to the authority of the General Meeting by the  law or these Articles.

6.3. Passing Resolutions

The General Meeting shall adopt resolutions by means of the casting of votes in the manner stipulated by Sections 6.17. and 6. 18. of these Articles.

6.4. Right to Convene General Meetings

(a) The General Meeting shall be convened by persons authorized by the Companies Act and these Articles.

(b) In addition to cases stipulated by the Companies Act, the General Meeting also shall be convened:

(i) if the number of the members of the Board of Directors falls below six (6);

(ii) if the number of the members of the Supervisory Board falls below six (6); and

(iii) if the number of the members of the Audit Committee falls below three (3);

(iv) if the auditor and the Board fails to conclude the assignment contract regarding the auditing activities within 90 days upon the date of the GM that elects the auditor.

6.5. Notification of the Supervisory Board on the convocation of the General Meeting

If the General Meeting is convened by the Board of Directors, the Supervisory Board shall be informed of the items on the agenda prior to the publication of the notice of the General Meeting and the Supervisory Board may (acting within its statutory scope of activity), within eight days of being so informed, propose that further items be added to the agenda provided that it delivers to the Board draft resolutions proposed by it.  The Board of Directors shall include such items in the agenda and shall publish the related notice accordingly.

6.6. Occurrence and Agenda of a General Meeting

The Company shall hold a General Meeting at least once each year (the “Annual General Meeting”) where the annual financial statements prepared according to the Accounting Act of the Company are approved.  The Annual General Meeting shall occur no later than April 30 of the year immediately subsequent to the business year in question.

In addition to the Annual General Meeting, the Company may hold extraordinary General Meetings at any time, if necessary.

6.7. Convocation of the General Meeting

Notice of each General Meeting of the Company — unless otherwise provided by the Act on Business Associations - shall be published in the manner stipulated by the applicable law and these Articles for the publication of the Company’s notices and advertisements 30 days prior to the date of such General Meeting. The public notice of the General Meeting of the Company shall be published by the body responsible for the convocation of the General Meeting either by law or by these Articles.

The members of the Board of Directors and the Supervisory Board as well as the Auditor of the Company shall also be notified of the convocation of any General Meeting in writing by registered mail within eight days after the publication of the announcement of such General Meeting.

6.8. Notice of General Meetings

The public announcement of each General Meeting shall contain:

(a) the name and the registered office of the Company;

(b) the date and the venue of such General Meeting;

(c) the way of holding the General Meeting;

(d) the items on the agenda of such General Meeting;

(e) the place and the date of the reconvened General Meeting to be held if the first General Meeting does not have a quorum;

(f) the conditions for the exercise of the voting rights at such General Meeting set out in the Article of Association, including the indication of the latest date until the name of the shareholder or the nominee intending to take a part on the general meeting can be registered in the shareholders’ register

(g) the date according to the provisions of Section 304 (2) of the Companies Act and the information concerning the provisions of Section 304 (3) of the Companies Act;

(h) the conditions set out in the Articles regarding the exercise of the right to request information and supplement to the agenda of the general meeting;

(i) the information related to the date, place and method (including the website of the Company) of the availability of the submissions and resolution proposals on the agenda of the general meeting.

6.9. Supplements to the agenda of a General Meeting

Shareholders representing at least one percent of the votes may, within eight days from the publication of the Announcement on the convocation of the General Meeting, request the Board of Directors in writing to include any issue in the agenda of the General Meeting and submit resolution proposals related to the agenda items.

6.10. Attendance List

The Company shall draw up an attendance list of shareholders attending the General Meeting. The attendance list shall contain the names of shareholders or their proxies or representatives, their addresses (registered offices), the number of shares of each series held by them and the number of votes that each is entitled to cast.  The attendance list shall be certified by the Chairman of the General Meeting as well as the minute keeper of such meeting.

6.11. Quorum

The General Meeting shall be properly constituted with a quorum if shareholders representing more than half of the shares carrying voting rights at such General Meeting are present in person or by proxy within 60 minutes of the time stipulated in the public notice convening the General Meeting. If the General Meeting does not have a quorum, the General Meeting reconvened with the same agenda shall be held after a period of at least ten (10) days after the convocation of the reconvened General Meeting.The reconvened General Meeting  constitutes a quorum with regard to the agenda items of the original General Meeting regardless of the voting rights represented at the reconvened Meeting.

6.12. Opening of the General Meeting

Either the Chairman of the Board of Directors or the person elected by the General Meeting on the basis of the proposal of the Board of Directors shall open and chair the General Meeting.

6.13. The Chairman of the General Meeting

The Chairman of the General Meeting:

(a) shall determine the number of shares carrying voting rights represented by shareholders attending the General Meeting and shall determine whether the General Meeting has a quorum;

(b) shall arrange for the preparation of the minutes of the General Meeting and the attendance list in accordance with the Companies Act;

(c) shall make recommendations for the minute keeper of the General Meeting, for the  shareholder, or  its proxy to certify the minutes, and, in the event of non-computerised voting, for the tellers.  In the event of computerised voting, the Chairman of the General Meeting shall act as teller;

(d) shall have the General Meeting adopt the sequence in which items on the agenda, including items duly added to the agenda, shall be discussed;

(e) shall chair discussions in the General Meeting and shall grant speakers the right to take the floor in the order corresponding to the sequence of their application for the floor;

(f) may stipulate a time limit for contributions to the discussion;

(g) shall put issues to a vote in order to adopt resolutions;

(h) shall determine the total number of votes cast in respect of, including the number of abstentions, votes for and against, each proposed resolution or amendment;

(i) shall state the result of each vote and shall declare the resolution of the General Meeting;

(j) shall call for breaks;

(k) may propose the suspension of the General Meeting; and

(l) shall declare the General Meeting closed if each resolution on the agenda has been voted on.

6.14. Election of the Officials of the General Meeting

The General Meeting shall elect the keeper of the minutes, the person who shall certify the minutes, and, in case of non-computerised voting, the tellers, and the Chairman of the General Meeting in case of the proposal of the Board of Directors.

6.15. Order and Discussion of Items on the Agenda

By the vote of a simple majority of the holders of voting shares cast at the General Meeting, shareholders may change the order in which items on the agenda are discussed but may not eliminate any item from the agenda.

The General Meeting may be suspended on one occasion and it must be resumed within 30 days from the date of the General Meeting.

6.16. Suspended General Meeting

Stipulations in relation to the originally convened General Meeting shall continue to apply to any suspended General Meeting, provided that it shall be ascertained whether the suspended General Meeting is properly constituted with a quorum. In all other respects, the rules pertaining to the original General Meeting shall be applied, with the exception of those on the convocation of the General Meeting and the election of the officials of the General Meeting.

6.17. Voting Procedures

6.17.1. At the General Meeting the voting shall be computerised.  The Chairman of the General Meeting may propose that some or all of the items of the agenda be voted upon in lieu of computerised voting by the show of the voting cards.  The Chairman’s motion shall be decided by a simple majority vote of the General Meeting.

6.17.2. At the venue of the General Meeting prior to commencement the Company shall issue a voting card or a remote-control for computerised voting (the “voting machine”) to each holder of voting shares after verification that the shareholder is duly registered in the Shareholders’ Register.

Voting machines or voting cards shall also be issued at the General Meeting to any shareholder in respect of newly-issued shares who has paid the subscription price in accordance with the resolution of the General Meeting and has been registered in the Shareholders’ Register in connection with a capital increase approved by the General Meeting.  Holders of Interim Share Certificates may exercise their voting rights only in proportion to the consideration already contributed.  If any shareholder fails to meet the above conditions, such a shareholder shall not be issued a voting card or a voting machine.

6.17.3 In the event of computerised voting, the tally of the votes shall proceed electronically.  Prior to the voting taking place, the General Meeting shall be advised by the Chairman or the person designated by him with respect to the technical details of the computerised voting.  The shareholders shall be advised of the results of the vote by the Chairman.

6.17.4 In the event of non-computerised voting, each shareholder shall receive a voting card.  Voting cards shall contain the name (business name) of the shareholder or shareholder representative address (seat), as well as the number and series of shares held by such shareholder and the votes such shareholder is entitled to cast.  The voting shall proceed by the show of the voting cards.

6.18. Passing Resolutions

The General Meeting shall adopt its resolutions by a simple majority vote except for resolutions on issues listed in Section 6.2. (a)-(f), (k), (l), (o) and (p), which shall require at least a three-quarters majority of the votes of the shareholders present.

6.19. Minutes of the General Meeting

6.19.1. Minutes shall be taken of the General Meeting which shall contain:

•                  the business name and registered seat of the Company;

•                  the venue and date and the way of holding the General Meeting;

•                  information related to ownership-ratio of the share capital represented by the votes;

•                  the names of the Chairman of the General Meeting, the minute keeper, the shareholder certifying the minutes and the tellers;

•                  material events of the General Meeting and the proposals made;

•                  the resolution proposals, the number of votes in favour and against each resolution proposals and the number of abstentions;

•                  the objections of shareholders, members of the Board of Directors or Supervisory Board against a resolution if so requested by the objecting person, and all matters expressly requested by the shareholders, the Chairman of the Supervisory Board or the Auditor.

6.19.2. The minutes shall be signed by the minute keeper and the Chairman of the General Meeting and shall be certified by  one shareholder present elected for such purpose.

6.19.3.Any shareholder shall have the right to request the Board of Directors to issue a copy or an extract of the minutes of the General Meeting.

6.20. Attendance by Officials of the Company

The members of the Board of Directors and those of the Supervisory Board as well as the Auditor of the Company shall be invited to attend the General Meeting of the Company and shall respond to questions raised thereat by the shareholders.  The above-mentioned officials of the Company shall have the right to participate in the discussions.

7. Board of Directors

7.1. Status of the Board of Directors

The Board of Directors shall be the management body of the Company and the Board of Directors shall represent the Company with regard to third parties, in court and before other authorities.

7.2. Members of the Board of Directors

The Board of Directors shall be comprised of a minimum of six (6), and a maximum of eleven (11) members. The members of the Board of Directors shall be elected by the General Meeting. The assignment of the members of the Board of Directors lasts for a term of three years until May, 31 of the third year subsequent to the date of the said General Meeting with the exception, that if the General Meeting in the third year is held prior to May 31 than their assignment lasts until the date thereof. Members of the Board of Directors can be removed or re-elected at any time by the General Meeting. Unless otherwise provided by a separate arrangement, the removal of, or failure to re-elect, a member of the Board of Directors shall not affect the employment rights of such person in respect of the Company where such member of the Board of Directors is also an employee of the Company.

The provisions of the relevant act regarding the conflict of interest of the members of the Board of Directors shall apply, except that the members of the Board of Directors may be executive officers in an other company whose main activity is identical to that of the Company and this shall not constitute a conflict of interest with being a member of the Board of Directors.

7.3. Interim Election

If before the end of term the General Meeting increases in the number of the members of the Board of Directors or elects a new Board member as a result of removal or becoming incapacitated of a member of the Board of Directors, the term of office of the such newly elected member shall be identical to the original term of office of the remainder of the Board of Directors.

7.4. Rules of Procedure and Chairman of the Board of Directors

Subject to the provisions of applicable law and these Articles, the Board of Directors shall draw up its own Rules of Procedure.

Member of the Board of Directors shall elect the Chairman of the Board in accordance with the provisions of the Rules of Procedure of the Board of Directors.  The Chairman shall perform such duties as described in the law, these Articles and the Rules of Procedure of the Board.

7.4.1. The Board of Directors shall:

(a) be responsible for all matters relating to the Company’s management and course of business not otherwise reserved to the General Meeting or to other corporate bodies by these Articles or by the Companies Act;

(b) cause a report including the balance sheet and the profit and loss statement of the Company to be prepared pursuant to the Act on Accounting together with the responsible company governance and management report and submit such reports to the General Meeting with a proposal on the utilisation of after-tax earnings;

(c) have the books of the Company, including accounting records and the Shareholders’ Register, maintained in compliance with applicable regulations;

(d) make such filings with the Court of Registration and publish such information as may be required by applicable law and these Articles;

(e) draw up, at the end of each business year, a report for the General Meeting on the management of the Company, the assets of the Company, the financial situation of the Company and the business policy of the Company;

(f) adopt an annual business plan which shall contain specific authorisations to management relating to the operation of the business of the Company;

(g) have the authority to create committees of the Board consisting exclusively of Board members and to delegate part of its authority to such committees

(h) have the authority to create committees of  Board members and non-Board members and to delegate authority to such committees;

(i) exercise employer’s rights towards the employees of the Company pursuant to the Rules on Organisation and Operation;

(j) have the authority to initiate and approve on behalf of the Company any amendment to the contract regarding the provision of the Universal Electronic Telecommunications Services.

(k) prepare quarterly reports for the Supervisory Board on the management financial status and the business policy of the Company;

(l) Ensures the purchase of own shares on the basis of the authorization of the General Meeting and arranges for the alienation of the Company’s own shares

(m) decide on such increasing of the registered capital of the Company that is allocated to its scope of authority and the related amendment of the Articles of Association

(n) concludes the relevant contract with the auditor to carry out the relevant activities within 90 days upon making the resolution on the election of the auditor by the General Meeting.

7.4.2. Any transaction having a value of USD 100,000 or more between the Company and a controlling shareholder or its parent or subsidiary shall promptly be reported to the Board of Directors.

7.5. Quorum, Passing Resolutions

(a) The quorum for meetings of the Board of Directors shall be at least six (6) Directors.

(b) Each member of the Board of Directors shall have one vote.  The rules of the voting procedure shall be described in details by the Rules of Procedure of the Board of Directors.

7.6. Minutes

(a) Minutes shall be kept of each meeting of the Board of Directors, in accordance with the provisions of the Rules of Procedure of the Board of Directors.

(b) The minutes shall be signed by the Chairman of the meeting of the Board of Directors as well as the keeper of the minutes.  The minutes shall be certified by another participating Director.  The minutes of each meeting shall be distributed to the members of the Board of Directors and the Chairman of the Supervisory Board irrespective of whether or not they attended the meeting.

7.7.  Resignation, Death

If the resignation of a member of the Board of Directors or the death of a member results in a decrease in its membership below six (6), then the Board of Directors shall within the shortest possible time period from the occurrence of such an event convene a General Meeting.  Should the Board of Directors fail to do so, the General Meeting shall be convened by the Supervisory Board.

7.8. Liability of Directors

The members of the Board of Directors shall act with due care as it is generally expected from persons in such positions and - unless it is otherwise provided in the Act on Business Associations — must give priority to the interest of the company. The members of the Board shall be liable towards the Company pursuant to the general provisions of the civil law in case of causing damage to the Company through breaching the laws, the Articles, the resolutions of the General Meeting and their managerial duties. The indemnification liability of the members of the Board towards the Company is joint and severable according to the provisions of the Civil Code on jointly causing damage. If the damage was caused by the resolution of the management as a body, those members are exempted from such liabilities who did not participate in the voting or voted against the resolution in question.

The members of the Board of Directors shall bear unlimited and joint liability for those damages that arise from the announcement of false data, rights or facts to the Company Register or the late announcement of the same in addition to failing to file such announcement at all including where the annual report prescribed in the Accounting Act and the relating business report is drawn up and published not in compliance with the relevant provisions of the Accounting Act.

8. The Supervisory Board

8.1. Status of the Supervisory Board

The Supervisory Board oversees the management of the Company for the General Meeting. Within its scope of authority provided by the statutes, the Supervisory Board may request information from any member of the Board of Directors or from senior officials of the Company and may examine the books and documents of the Company.

8.2. Members of the Supervisory Board

8.2.1. The Supervisory Board shall be comprised of 3-15 members. The members shall be elected by the General Meeting. The assignment of the members of the Supervisory Board lasts for a term of three years until May, 31 of the third year subsequent to the date of the said General Meeting with the exception, that if the General Meeting in the third year is held prior to May 31 than their assignment lasts until the date thereof.

8.2.2. The majority of the members of the acting SB must be independent. The SB member is independent if he has no other legal relationship with the Company than his SB membership.

8.2.3. The SB member shall not be regarded as an independent member, if

a) he is an employee or an ex-employee of the Company, in the latter case the conflict of interest exists for five years from the termination of the employment;

b) provides advisory services or other activities as a retained advisor for the Company or its senior managers in return of remuneration;

c) he is a shareholder of the Company who either directly or indirectly owns at least 30% of the votes or is a close relative [Ptk. 685. § (b)],or common-law spouse to such person;

d) he is a close relative of any - non-independent - executive officer or executive employee of the Company;

e) on the basis of his membership in the SB he is entitled to receive remuneration in case of the profitable operation of the Company or receives any other remuneration besides his fee as a SB member from the Company or an affiliated business association to the Company;

f) he is in a legal relationship with a non-independent member of the Company in another business association on the basis of which the non-independent member has controlling or supervisory rights;

g) he is the independent Auditor of the Company or an employee / partner thereof for three years from the termination of this legal relationship;

h) he is an executive officer or executive employee in a business association where the independent Board member is the senior manager of the public company.

8.2.4. The employees’ representatives in the Supervisory Board are appointed for election by the Works Council after consultation with the trade unions.

8.2.5. If a new member of the Supervisory Board is elected by the General Meeting, either as a result of an increase in the membership of the Supervisory Board, or due to the removal or resignation of a member of the Supervisory Board, the term of newly elected members shall be identical to the original term of office of the remainder of the Supervisory Board.

8.3. Duties

The Supervisory Board shall examine every material report of business policy that is on the agenda of the General Meeting and every submission on issues within the exclusive sphere of authority of the General Meeting. The General Meeting may pass a resolution on a report pursuant to the Accounting Act and the use of the profit after income tax only upon receipt of the written report of the SB. The proposal of the Board of Directors on the payment of dividend and on the company governance and management report can only be submitted to the GM upon the receipt of the prior approval of the SB.  The Chairman (Deputy Chairman), in his absence, a member of the Supervisory Board presents the report of the Supervisory Board during the discussion of the given agenda item.

8.4. Rules of Procedure

8.4.1. The Supervisory Board acts as a body. The SB elects a chairman (if necessary, a deputy chairman) from among its members. The Supervisory Board sets its own Rules of Procedures, which are approved by the General Meeting.

8.4.2. Meetings of the Supervisory Board may be convened by the Chairman of the Supervisory Board. Any member of the Supervisory Board may immediately call a Supervisory Board meeting, stipulating in writing the reason for and the objective of such meeting if the Chairman of the Supervisory Board fails to fulfil such request within 8 days of receipt thereof and does not convene a meeting to a date within 30 days.

8.4.3. The Supervisory Board shall have a quorum if 2/3 (two-thirds) of its elected members are present. If the Supervisory Board is comprised of three members or if 2/3 of the members is less than 3 (three) persons, the presence of three members shall be necessary to constitute a quorum. If the number of Supervisory Board members falls below three or there is no one to convene its meeting the Board of Directors shall convoke the General Meeting to restore the proper operation of the Supervisory Board.

8.4.4. The meetings of the Supervisory Board shall be chaired by the Chairman of the Supervisory Board.  The Chairman of the Supervisory Board shall appoint the keeper of the minutes and that Supervisory Board member who will certify the minutes of the meeting, will put issues to the vote, and will declare the result of votes.

8.4.5. Minutes shall be kept of each meeting of the Supervisory Board, in accordance with the provisions of the Rules of Procedure of the Supervisory Board.

8.5. Convocation of the General Meeting by the Supervisory Board

The SB may convene an extraordinary General Meeting with an agenda proposed by itself, if, in its opinion, the activities of the management infringe the Statutes, the Articles of Association or the resolutions passed by the General Meeting; or otherwise interfere with the interests of the Company or its shareholders.

8.6. Liabilities of Members of the Supervisory Board

The members of the Supervisory Board shall bear unlimited, joint and several liability — according to the provisions of the Civil Code regarding jointly causing damage - for all and any damage caused to the Company by non-compliance with their supervisory obligations, including any infringement of the obligation relating to the preparation and publication of the annual report prescribed in the Accounting Act and the relating business report.

8.7. Audit Committee

8.7.1. The General Meeting elects a 3-5 member Audit Committee (AC) from the independent members of the Supervisory Board (SB) for the same period as the membership of the relevant members in the SB. The Audit Committee shall act independently within its scope of authorities provided in the Companies Act and these Articles and in compliance with the rules and regulations of the Budapest Stock Exchange and the New York Stock Exchange (NYSE) and the US Securities and Exchange Commission (SEC) as well as the provisions and rules of the US Securities Exchange Act of 1934 (the “Exchange Act”).

8.7.2. The purpose of the Audit Committee is, inter alia, to oversee (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements falling within the scope of authorities and responsibilities of the Audit Committee, as set forth in detail in Section 8.7.5 below, (3) the qualifications and independence of the Company’s independent external auditor (the “Auditor”) and (4) the performance of the Company’s internal audit function and independent auditors.

8.7.3. Only such SB member can be elected to be an AC member who complies with the independency rules and regulations of the SEC and the NYSE, the Companies Act, the Exchange Act and the Act CXX of 2001 on the Capital Market. At least one member must comply with the SEC requirements on being a financial expert and at least one Audit Committee member must have a qualification in accountancy and/or be a qualified auditor. The Chairman and the financial expert of the Audit Committee is elected by the members of the Audit Committee.

8.7.4. If the number of the AC members falls below three the Board shall convene the GM to restore the proper operation of the body. The Audit Committee shall establish its own Rules of Procedure and its Pre-approval Policy. The Audit Committee’s secretarial tasks shall be performed by its own Secretariat. The Audit Committee shall inform the Supervisory Board about its activity periodically in accordance with its Rules of Procedure.

8.7.5. The Audit Committee shall, in particular, in addition to the scope of competence set forth in Section 311 (2) of the Companies Act:

i.

Be directly responsible for the oversight of the work of the Auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

ii.	Make recommendations directly to the General Meeting of shareholders with respect to the appointment, compensation and recall of the Auditor;
iii.

Pre-approve the audit and non-audit related services provided by the Auditor to the Company and the related fees, with the exception of fees within the exclusive scope of authority of the General Meeting, to ensure that the Auditor’s independence from the Company is maintained;

iv.	Monitor the reasonableness of audit fees and quality of work performed by the Auditor (e.g. staffing, experience of auditing personnel, man hours expected, timeliness);
v.

Monitor enforcement of the Auditor’s professional requirements and the Auditor’s compliance with the rules regarding conflict of interest, cooperate with the Auditor and, if necessary, propose measures to be taken by the Supervisory Board, the Board of Directors or the General Meeting regarding the Auditor;

vi.

At least annually, and every time before making a proposal with respect to the election of an Auditor, obtain and review a written report from the Auditor describing (a) the internal quality-control procedures of the Auditor’s firm, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the Auditor’s firm, or by any inquiry or investigation by government or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditor’s firm, and any steps taken to deal with any such issues, and (c) all relationships between the Auditor, any of the individuals appointed to undertake audit work for the Company or any of its affiliates on behalf of the Auditor or any of the partners in the Auditor’s firm or any of their close relatives (as defined in the Hungarian Civil Code) and (i) the Company or any of its affiliates, or (ii) any member of the Board of Directors, the Supervisory Board or the Management Committee of the Company or any of its affiliates;

vii.	Review with the Auditor any problems or difficulties regarding the Company’s audit, and the response of the Company’s management to any such problems raised by the Auditor;
viii.	Facilitate the resolution of any disagreement between the Company’s management and the Auditor with respect to financial reporting;
ix.	Determine the circumstances in which, and conditions subject to which, employees and former employees of the Auditor may be hired by the Company or its affiliates;
x.

Review and evaluate (a) financial reports prepared according to the Accounting Act and (b) proposals regarding the acceptance of such reports and the use of after-tax profits prior to their submission to the Supervisory Board;

xi.

Review and evaluate the financial reports prepared according to International Financial Reporting Standards (“IFRS”) and the Auditor’s audit report, especially in connection with changes to accounting guidelines or practice of the IFRS, accounting adjustments, profitability preconditions, etc.;

xii.	Meet with the Auditor and the Company’s management to discuss and comment upon the reports referred to in the previous two points;
xiii.	Review and evaluate the Management Letter;
xiv.	Review and evaluate reports to be submitted to the stock exchanges, the SEC and other financial authorities;
xv.	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
xvi.

Review and evaluate the internal audit environment, the internal control environment influencing the preparation of financial reports and the processes applied during the preparation of financial reports and, if necessary, propose measures to be taken by the Supervisory Board or the Board of Directors regarding the preparation of financial reports;

xvii.	Review and evaluate the effectiveness of the internal audit function;
xviii.	Review and evaluate the internal audit workplan;
xix.	Review and evaluate the report on the activity of the internal audit function;
xx.	Review and evaluate the first priority (A) internal audit reports on financial subjects;
xxi.

Review, evaluate and, if appropriate, consent to proposals submitted to the Audit Committee by the Board of Directors or the management of the Company in relation to the appointment, compensation and recall of the Group Compliance Director, and oversee the work of the Group Compliance Director in accordance with the scope described in the Group Compliance Manual and the related directives and policies.

xxii.	Review, discuss and comment upon the Company’s policies with respect to risk assessment and risk management;
xxiii.

Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

xxiv.

If necessary, conduct an independent internal investigation into (a) agreements of, and/or payments made by, the Company, (b) matters that relate to the accuracy and reliability of the books and records of the Company, (c) matters and suspects identified by the Auditor, the Group Compliance Director and/or the internal audit function, and/or (d) matters that relate to the potential liability of the Company and/or any of its employees or officers under the US Foreign Corrupt Practices Act, Sections 258/B to 258/F of the Hungarian Criminal Code, the Exchange Act, the US Sarbanes-Oxley Act of 2002, or (e) any similar legislation in any other relevant jurisdiction;

xxv.

Within the scope of such investigation, (a) inspect, subject to applicable data privacy laws, the books, records, contracts and documents of the Company (including documents in printed and electronic form, including all emails, documents and other data found on the systems and devices of the Company), and (b) interview employees, officers and directors of the Company, or any other third parties, who may have information relevant to the investigation;

xxvi.

If necessary, report, subject to applicable data privacy laws, the facts and circumstances giving rise to, and the findings of, such investigation to the Auditor and to competent law enforcement and regulatory authorities (including, without limitation, the Hungarian Financial Supervisory Authority, the SEC, the US Department of Justice and any other authority to whom reporting is necessary under applicable law or otherwise in the interests of the Company);

xxvii.

Depending on the findings of such investigation (a) forward remedial actions proposed by management, outside counsel and/or the Audit Committee to the Board of Directors, (b) review and evaluate the implementation of such remedial actions, (c) report its findings with respect to the implementation of such remedial actions to competent law enforcement and regulatory authorities and (d) report its findings to the Auditor.

8.7.6.                     The Audit Committee may, if it deems necessary for the fulfillment of its duties, engage external advisor(s). Specifically, the Audit Committee may engage outside counsel and other advisors to conduct independent investigations referred to in Section 8.7.5 above, and to represent the Audit Committee before the authorities.

8.7.7.                     The Company shall provide appropriate funding for the following purposes: (a) fees payable to the independent external auditor responsible for preparing and issuing the audit report, performing other audit, review or attest services for the Company, (b) remuneration of external advisors engaged by the Audit Committee and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall determine the fees and costs identified in (b) and (c) above at its own discretion, and shall provide the General Meeting with a recommendation with respect to the fees and costs identified in (a) above and within the exclusive scope of authority of the General Meeting.

9. The Auditor

9.1. Election

The Annual General Meeting of the Company appoints the auditor for a specified period not exceeding two years in duration. The auditor’s assignment is deemed accepted if the auditor concludes an assignment contract with the Company within 90 days upon the auditor’s election. If the above deadline lapses without the any result the election of the auditor becomes void and the GM has to elect another auditor.

9.2. Duties of the Auditor

(a) The Auditor shall be obliged to audit each report prepared pursuant to the Act on Accounting including the balance sheet and profit and loss statement, as well as  every material  report to be submitted to the General Meeting, with regard to the  authenticity of data contained therein and their compliance with  Hungarian statutes in force. The Auditor shall submit a report comprising its findings on such matters to the General Meeting.

(b) The Auditor shall provide all necessary professional support to the activities of the Board of Directors and the Supervisory Board.

9.3. The rights and the responsibilities of the Auditor

The Auditor shall have access to all information relating to the activities of the Company.  In connection with the performance of its duties, the Auditor:

(a) may request information from the members of the Board of Directors, of the Supervisory Board and from the employees of the Company;

(b) may verify and examine the cash in hand, ledgers, the securities portfolio, the inventory, the contracts and the bank account of the Company;

(c) shall attend the General Meeting that discusses the report of the Company prepared according to the Accounting Act;

(d) if required, may attend the meetings of the Board of Directors and the  Supervisory Board with the right to confer.

(e) shall be obliged to inform the Supervisory Board and the Audit Committee  and request the Board of Directors to convene a General Meeting, if:

(i) the Auditor becomes aware that a significant decrease in the Company’s assets is expected; or

(ii)the Auditor becomes aware of a fact that entails the liability of the Board of Directors or the Supervisory Board as set forth in the Companies Act.

(f) If the General Meeting is not convened or the General Meeting does not pass the resolutions required by the statutes the Auditor shall inform the Court of Registration carrying out legality supervision to this end.

9.4. Auditor’s Conflict of Interest

The founder, shareholders, members of the Board of Directors or the Supervisory Board and their relatives (Section 685(b) of the Civil Code), their common law spouse or any employee of the Company may not be elected as Auditor at any time during their association with the Company and for a period of three years after such association or employed by the Auditor, or have ownership interests in the Auditor, during the term of their association with the Company and for a period of three years thereafter. Persons included in the register of auditors in accordance with the relevant legal regulations may be elected as an auditor. Further requirements for auditors in terms of qualifications and conduct, and conflict of interest shall be laid down in specific other legislation.

10. Signature on Behalf of the Company

(1) The firm shall be bound by the signature of (i) two members of the Board of Directors, or (ii) by a member of the Board of Directors and an employee of the Company authorized for this purpose by two members of the Board of Directors, or (iii) by two employees of the Company authorised for this purpose by two members the Board of Directors.  Such authorized signatories shall jointly sign their full names under the stamped, hand-written, typed or printed name of the company in the same way, that such signature appears in the signature book of the Company deposited with the Court of Registration.

11. Increase in the Registered Capital of the Company

11.1. Cases of the Increase in the Registered Capital

Any increase in the registered capital of the Company shall be implemented in accordance with the resolution of the General Meeting by means of a new issue of new shares either through the public offering or the private placement of shares, by the conversion of the Company’s reserves in excess of the registered capital into authorised capital or through conversion of convertible bonds into shares.

The holders of the types or classes of shares which are directly affected by the capital increase, or the holders of shares which are deemed affected by the articles of association is required to vote for the increase of the share capital as a pre-condition for the general meeting resolution adopted for the increase of share capital to take effect. During this, provisions related to possible limitation or exclusion of share related voting rights — including the limitations related to own shares - shall not apply.

If the three-quarters majority can not be obtained in case of any share type the proposal on increasing the registered capital must be withdrawn from the agenda. This provision shall be applied as the case may be if the General Meeting authorizes the Board of Directors for such increase.

11.2. Subscription preference right

11.2.1. Where the share capital is increased by way of contribution of cash, within the company’s shareholders first the holders of shares belonging to the same series of issue, and then the holders of convertible bonds and the holders of bonds with subscription rights in tandem shall be granted preferential rights — in this sequence — for the subscription of shares subject to the conditions laid down in this articles of association.

11.2.2. The Company shall inform the shareholders and the holders of convertible bonds and bonds with subscription rights concerning their options and the procedure to exercise the preferential right for the subscription of shares, including the face value or issue price of shares which may be acquired, and the first and last days of the 15 days period during which such right can be exercised.

11.2.3. Exercising the subscription or take-over preference rights can be excluded by the General Meeting — on the basis of the written submission of the Board of Directors. In this case the said submission of the Board of Directors must present the reasons of submitting the proposal on excluding subscription preference rights and the planned issuing value of the shares.

Content of the submission and its discussion:

The Board of Directors shall discuss and decide on the approval of the submission according to the rules set out in its Rules of Procedure than submits it to the General Meeting for approval.

The following must be defined in the submission:

•                  nominal value, pieces and series of the shares,

•                  in case of issuing new shares in a private placement specifying the person(s) making declaration on undertaking the obligation to take-over of the shares,

•                  method of the increase of the registered capital,

•                  subscription minimum,

•                  draft modification of the Articles of Associations,

•                  issuance value of the shares and the conditions of their payment,

•                  in case of non-cash contributions the data related to their provision,

•                  other significant data.

11.3. Invalid Subscription

Any subscription, by exercise of subscription preference rights, by a shareholder shall not be effective if it violates any provisions of these Articles.

11.4. Private Placement

The General Meeting or the Board of Directors with respect to the authorizing resolution of the GM may resolve that new shares to be issued in connection with an increase in the capital of the Company may be subscribed for exclusively by persons, or shareholders stipulated by the resolution of the General Meeting or in accordance with the resolution of the Board of Directors authorising such increase in capital.  If such persons or shareholders determined by the General Meeting or the Board of Directors have not subscribed for the volume of shares appropriate for the subscription minimum by the closing date of the subscription period, the capital increase shall be deemed to have failed.

11.5. Conversion of Capital Reserves into Registered Capital

The Company may increase its registered capital with its assets above the registered capital or a part thereof if according to the previous year’s report under the Act of Accounting or the interim balance the sufficient coverage of the capital increase is available and subsequent to the capital increase the amount of registered capital does not exceed its own capital, adjusted according to the Act of Accounting. The statement on the availability of the sufficient coverage from the assets above the registered capital, the figures of the annual report and the interim balance can be applied within six months upon the turning date of the above documents.

Shares falling on the increased registered capital shall be granted to the shareholders of the share company free of charge, in proportion to the nominal value of the shares of such shareholders.

11.6. Conditional increase in the registered capital by means of converting the convertible bonds to shares

11.6.1. The General Meeting may decide on a conditional capital increase through the issue of convertible bonds. Bond owners may apply for bonds against the conditionally increased capital in line with the resolution of the General Meeting. The applications must be forwarded in writing to the Board of Directors with a simultaneous submission of the bonds, identifying the number and face value of the stocks applied for. If the bonds were issued at an amount below the face value or issue price of the shares, simultaneously with their declaration, bond holders shall pay the difference between the face value of the bond and the face value or issue price of the share to the private limited company. Upon the provision of such statement the bond holder shall be entitled to receive share certificates.

Specific terms for issuing bonds shall be set forth in a resolution by the General Meeting.

11.6.2. The resolution of the General Meeting accepting the conditional capital increase shall specify:

a) the method of issuing bonds (closed, public)

b) the number and face value of the bonds to be issued, as well as the value at issue, the series of bonds and the place and time of subscription

c) the terms under which the bonds can be converted into shares and the date

d) maturity of the bond, terms of payment of interest and other yields

e) procedures to be followed in the case of under or over subscription as well as the rules of allocation

f) in case of issuing privately held bonds the persons, the number of bonds that they can subscribe and other features thereof.

12. Decrease of the Registered Capital of the Company

The Company is entitled to decrease its registered capital.

The prevailing rules of decreasing the registered capital are set out in Title 2 and 3 of Chapter X of the Act on Business Associations.

The validity of the resolution aiming to decrease the registered capital is subject to the separate consent of the affected series share owners, in each case with three-quarters majority of the votes cast. During this, provisions related to possible limitation or exclusion of share related voting rights — including the limitations related to own shares - shall not apply. If the three-quarters majority can not be obtained, the proposal on decreasing the registered capital must be withdrawn from the agenda.

The detailed conditions of exercising shareholder rights must be included in the resolution of the General Meeting regarding the decrease of the registered capital.

13. Conflict of Interest

Members of the Board of Directors and the Supervisory Board and the Auditor, as well as their close relatives defined in Section 685(b) of the Civil Code, or any business entity within which the above persons hold an interest exceeding 10%, may not hold  an ownership interest exceeding 5% in, be employed by, be officers of or have any contractual arrangement with any business entity  competing with the Company unless it is permitted by the law and the General Meeting grants, with a three-quarter majority voting, an appropriate waiver from the provisions of this paragraph.

Members of the Board and the Supervisory Board as well as their close relatives (Section 685 (b) of the Civil Code) may on their behalf and to their benefit conclude agreements with the Company relating to the use of public purpose telecommunications services available to anyone.

In compliance with the authorization specified in paragraph (1) of Article 25 of the Act on Business Associations, the members of the Board of Directors and of the Supervisory Board may be elected as executive officer or members of the supervisory board of businesses that pursue activities identical with those of the Company and in which the Company holds at least 25 % ownership stake and/or voting rights.

Members of the Board and the Supervisory Board as well as their close relatives (Section 685 (b) of the Civil Code) may on their behalf and to their benefit conclude agreements with the Company relating to the use of public purpose telecommunications services available to anyone. The above provisions are not affecting the rules on the matter included in the Act on Business Associations.

14. Indemnification of Members of the Board of Directors and the Supervisory Board

14.1. Indemnification

The Company shall, to the fullest extent permitted by law, indemnify any member or former member of the Board of Directors or any member or former member of the Supervisory Board who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact of his current or former position at the Company against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

14.2. Advancing Expenses

Expenses (including reasonable attorney’s fees) incurred by a member of the Board of Directors or the Supervisory Board in defending any civil, criminal or administrative action, suit or proceeding may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to Section 13.1.

14.3. Insurance

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a member of the Board of Directors or the Supervisory Board against any liability asserted against him and incurred by him in any such capacity, whether or not the Company would have the right to indemnify him against such liability under the provisions of Sections 13.1. and 13.2. or any other provisions of law.

15. Other Provisions

15.1. Financial Year

The financial year of the Company shall correspond to the calendar year.

15.2. Notices

Notices and advertisements of the Company shall be published on the home page of the Company (www.telekom.hu) and in the official publication space of the Budapest Stock Exchange Closed Limited Company (i.e. home page of the Stock Exchange) and the Official Gazette (“Cégközlöny”) in cases required by applicable law.

15.3. Interest

The Company shall not be liable for interest on the payment of dividends.

15.4. Modification of Law

If the provisions of the Companies Act in force at the date of the restating  of these Articles, specifically Part I (General Provisions on Business Associations) and Section X of Part II (Regulations Pertaining to the Various Forms of Business Associations)  are amended the review of these Articles and necessary changes shall be placed on the agenda of the General Meeting to be held immediately after the amendment of the Companies Act, to avoid any violation of the rights of shareholders as a result of the amendment of the Companies Act.

15.5. Miscellaneous

This Articles of Association shall supersede and replace the former Articles of Association of the Company. Consequently, on the effective date of this Articles, all prior versions of the Articles and all resolutions of the Company inconsistent with these Articles shall have no effect. Issues not regulated herein shall be subject to the provisions of the Companies Act and other relevant laws.

Budapest, April 7, 2010

This consolidated version of the Articles of Association reflects the prevailing version of the Articles of Association based on the modifications thereof. This consolidated version of the Articles of Association has been prepared, and the amendments to sections 1.4., 1.6.2., 1.8.4., 1.8.5., 2.4., 5.1., 6.2., 6.3.; 6.6., 6.8., 6.9., 6.11., 6.12., 6.14., 6.18., 6.19.1., 7.2.; 7.4.1. l); 8.2.1. and 15.5. countersigned by:

dr. Balázs Máthé
Chief Legal Counsel